UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under Rule 14a-12

THE CHINA FUND, INC.
(Name of Registrant as Specified in Its Charter)

CITY OF LONDON INVESTMENT GROUP PLC CITY OF LONDON INVESTMENT MANAGEMENT COMPANY LIMITED BARRY M. OLLIFF JULIAN REID RICHARD A. SILVER
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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City of London Investment Management Company Limited, together with the other participants named herein (collectively, “City of London”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of a slate of director nominees and certain business proposals at the upcoming 2018 annual meeting of stockholders of The China Fund, Inc., a Maryland corporation (the “Company”).

On February 1, 2018, City of London delivered the following letter to the stockholders of the Company:

CITY OF LONDON INVESTMENT MANAGEMENT
COMPANY LIMITED

February 1, 2018

Dear Fellow Stockholders,

I am writing to you on behalf of City of London Investment Management Company Limited, which together with certain other funds (collectively, “City of London”, “we”, “us” or “our”), beneficially owns approximately 26.9% of the outstanding shares of common stock of The China Fund, Inc. (the “Fund”), making us the largest stockholder in the Fund.

We are investors specializing in closed-end funds, including funds that offer emerging markets exposure, and we are significant and long-term investors in the Fund, having first invested in the Fund in 1998, and continuously invested since 2013. As the Fund’s largest stockholder, our interests are fully aligned with the interests of all of the Fund’s stockholders.

We have attempted to engage with the Board for several years to fix problems long ignored by the Board, including the excessive discount to NAV, lagging performance compared to the comparable Benchmark and disappointing corporate governance. However, our attempts to foster a constructive dialogue with the Board have been unsuccessful. We believe that the time has come for stockholders to stop waiting for things to improve at the Fund and to take action now in connection with the Fund’s upcoming annual meeting on March 27, 2018.

If you agree with us that as a stockholder you have a right to maximize the value of your investment, then please join with us and sign and return to us the enclosed BLUE proxy card (i) to elect our two director nominees that will work to maximize the value of each stockholder’s investment, and (ii) to terminate the investment advisory and management agreements with the Fund’s investment advisor, so that the Board, following the election of our two nominees, will be able retain a truly first rate advisor.

For too long the Board has failed to act in the best interest of stockholders:

•	Exercise of Poor Judgment: Last summer when the Board acted to install a new investment advisor it selected an investment adviser whose principal was sanctioned by the Securities and Exchange Commission (“SEC”) for wrongdoing as the Fund’s previous portfolio manager.
•	Poor Investment Performance: Board is attempting to protect the advisor they tried to fire last summer, who has poor Net Asset Value (“NAV”) performance vs. the Benchmark index. The Board tried to replace the Fund’s advisor last summer, but stockholders rejected the poor choice of replacement. The answer is not to protect a failing advisor, but to find a truly ethical and outstanding replacement.
•	Excessive Discount to NAV Represents Lost Dollars to Every Stockholder: Shares traded at an average discount to NAV of 13.7% in 2016 and 10.6% in 2017. We believe this longstanding and excessive discount to NAV reflects the market’s disappointment with the investment advisor’s failure to meet the Benchmark return.

•	No “Skin in the Game”: Board members collectively own less than 7,000 shares and director compensation is entirely cash-based. Is this failure to own more than a de minimis amount of the Fund’s shares a sign that the members of the Board don’t have confidence in the Fund or its performance?

THE TIME FOR ACTION IS NOW!

We have filed a definitive proxy statement with the SEC to solicit your support in helping us reconstitute the Board to ensure that the Board takes the necessary steps for the Fund’s stockholders to realize the maximum value of their investment. We have identified and are submitting for election at the Fund’s 2018 annual meeting of stockholders two highly qualified director nominees, Julian Reid and Richard A. Silver (collectively, the “Nominees”), to join the Board as Class I directors. Each of the Nominees is ethical, highly experienced in investment management, and committed to exploring all opportunities to maximize value for the Fund’s stockholders.

Additionally, to ensure that the Fund is managed properly in the future, we also are seeking stockholder support for a proposal to terminate the Fund’s investment advisory and management agreements with Allianz Global Investors U.S. LLC (“Allianz”), which the Board has conceded has been underperforming. We are confident that the Board, with the input of our ethical and highly qualified Nominees, will be able to find a superior investment advisor to replace Allianz as the investment advisor of the Fund in a smooth transition.

Please read the enclosed definitive proxy statement for our concerns regarding the Fund’s poor performance, the Board’s lack of credibility, and actions we believe the Board should take to maximize value for the Fund’s stockholders, among other things. We will communicate additional details over the coming weeks.

Please contact Saratoga Proxy Consulting LLC, which is assisting us, if you have any questions, require assistance in voting your BLUE proxy card, or need additional copies of our proxy materials. Saratoga’s contact information is included at the bottom of this letter.

IT IS TIME TO SEND A MESSAGE TO THE BOARD BY VOTING FOR CITY OF LONDON’S NOMINEES AND FOR THE PROPOSAL TO TERMINATE ALL INVESTMENT ADVISORY AND MANAGEMENT AGREEMENTS WITH ALLIANZ ON THE ENCLOSED BLUE PROXY CARD.

We thank you in advance for your support.

Regards,

/s/ Barry M. Olliff

Barry M. Olliff
Chief Executive Officer and Chief
Investment Officer

If you have any questions, require assistance in voting your BLUE proxy card,

or need additional copies of City of London’s proxy materials,

please contact Saratoga at the phone numbers listed below.

Stockholders call toll free at (888) 368-0379

Email: info@saratogaproxy.com

VOTING INSTRUCTIONS

  Please sign, date and return your BLUE voting form in the pre-paid return envelope provided.

  You may vote by internet or by telephone by using the control number(s) which appears on your BLUE voting form and following the enclosed instructions.

  If you own multiple accounts, you may receive multiple BLUE voting forms.  Please vote each and every BLUE form you receive.

  Do not vote any white voting forms you receive from the company.

SARATOGA PROXY CONSULTING LLC

CONTACT INFORMATION INSIDE